Exhibit (a)(1)(B)

Cardium Therapeutics, Inc.

Offer to Exchange Outstanding Warrants

Election Form/Notice of Withdrawal/Change of Election Form

Cardium Therapeutics, Inc. is offering holders the opportunity to exchange certain outstanding warrants for shares of our common stock. The offer is being made to holders of our outstanding warrants dated March 9, 2007, November 5, 2008 and November 10, 2008 that have unlimited “down round” price protection. Warrants that meet these criteria are referred to as your “eligible warrants.” The details of this exchange offer are set forth in the Offer to Exchange dated December 2, 2010 (the “Exchange Offer”) and in this Election Form/Notice of Withdrawal/Change of Election Form (this “Election Form”) and its instructions. To take advantage of this Exchange Offer, you must complete this Election Form and acknowledge all of its terms and conditions and return it as described below before 9:00 p.m., Pacific Time, on December 30, 2010, unless we extend the period of time the offer is open.

Please complete the information requested below and indicate whether or not you wish to exchange your eligible warrants for shares of common stock in accordance with the terms and conditions of the Exchange Offer. You may use this form to:

•	Elect to exchange some or all of your eligible warrants;

•	Withdraw an election you previously made; and/or

•	Change an election you previously made. See Instruction 6 below for the method of changing an election.

☐	SECTION I. Election to tender for exchange all eligible warrants.

I wish to tender for exchange ALL of my eligible warrants listed below pursuant to the terms set forth in the Exchange Offer.

☐	SECTION II. Election to tender for exchange only designated eligible warrants.

I wish to tender for exchange ONLY the eligible warrants indicated below pursuant to the terms set forth in the Exchange Offer. Please write below the number of warrants from each eligible warrant that you wish to exchange and the number that you do not wish to exchange. If you check this section you must designate the specific warrants to be exchanged. You are required to make an election for each warrant noted below. Any election form submitted without designating the number of warrants to be exchanged or not exchange will be rejected.

Issue Date	Exchange this number of warrants	Do not exchange this number of warrants
March 9, 2007

November 5, 2008 or November 10, 2008

☐	SECTION III. Withdrawal of previous election.

I wish to withdraw my acceptance of the Exchange Offer and reject the Exchange Offer. I understand that I will not receive any shares of common stock in exchange for my eligible warrants that I previously tendered and I will keep my eligible warrants with their existing terms, exercise prices, and other terms and conditions. I understand that if I wish to re-elect to exchange some or all of my eligible warrants, I must again complete this Election Form and acknowledge all of its terms and conditions and return it as described below before 9:00 p.m., Pacific Time, on December 30, 2010, unless Cardium Therapeutics, Inc. extends the period of time the offer is open.

PLEASE READ THE TERMS BELOW,

AND ACKNOWLEDGE YOUR PARTICIPATION IN ACCORDANCE WITH THE INSTRUCTIONS ABOVE.

Terms and Conditions

1.	DEFINED TERMS. All terms used in this Election Form but not defined have the meaning given to them in the Exchange Offer.

2.	EXPIRATION DATE. The Exchange Offer and any rights to tender, or to withdraw a tender, of your eligible warrants will expire at 9:00 p.m., Pacific Time, on December 30, 2010 (or at a later time and date, if we extend the Exchange Offer) (such expiration date, the “expiration date”). You are responsible for making sure that your submission is received by us before the deadline.

3.	DELIVERY OF ELECTION FORM AND EXISTING WARRANTS. If you intend to tender your eligible warrants under the Exchange Offer, you must complete and acknowledge your participation by returning this Election Form and your original warrant agreement to the address provided below, before 9:00 p.m., Pacific Time, on the expiration date.

Cardium Therapeutics, Inc.

12255 El Camino Real, Suite 250

San Diego, California 92130

Attention: Dennis M. Mulroy

Your election to participate will only be effective upon receipt by us of this Election Form and your warrant agreement. If you are unable to locate your warrant agreement, please contact Bonnie Ortega, our director of investor/public relations, at telephone number (858) 436-1018.

You are not required to tender your eligible warrants, and participation in this Exchange Offer is completely voluntary.

If you do not receive a confirmation of receipt of your election to participate from us within five business days after the date you submitted this Election Form, please contact Dennis Mulroy, our chief financial officer, at telephone number (858) 436-1040 or by e-mail at dmulroy@cardiumthx.com.

4.	WITHDRAWAL OF ELECTION. The tender of your eligible warrants under this Exchange Offer may be withdrawn at any time before 9:00 p.m., Pacific Time, on the expiration date. To withdraw your tendered warrants, you must complete and acknowledge a Notice of Withdrawal. Withdrawals may not be rescinded, but you may again submit this Election Form to elect to exchange some or all of your eligible warrants.

5.	CHANGE OF ELECTION. You may change an election you previously made by: First, withdrawing your previous election as described in Instruction 4 above; and Second, submitting a new Election Form as described above before 9:00 p.m., Pacific Time, on the expiration date by following the procedures described in Instruction 3 above.

6.	REQUESTS FOR ASSISTANCE OR ADDITIONAL COPIES. Any questions or requests for assistance regarding the Exchange Offer (including requests for additional copies of this Election Form) should be directed to Dennis Mulroy, our chief financial officer, at telephone number (858) 436-1040 or by e-mail at dmulroy@cardiumthx.com.

7.

IRREGULARITIES. We will determine all questions as to the number of shares subject to eligible warrants tendered and the validity, form, eligibility (including time of receipt) and acceptance of your tender of eligible warrants. Subject to any order or decision by a court or arbitrator of competent jurisdiction, or any other applicable regulatory authority, our determination of these matters will be final and binding on all parties. We may reject any tender of eligible warrants that we determine is not in the appropriate form or would be unlawful to accept. We may waive any defect or irregularity in your tender with respect to your eligible warrants tendered before 9:00 p.m., Pacific Time, on the expiration date. Your eligible warrants will be not accepted for exchange until you have cured all defects or irregularities to our satisfaction, or they have been waived by us, before 9:00 p.m., Pacific Time, on the expiration date. Neither we nor any other person is obligated to give notice of any defects or irregularities involved in the exchange of any eligible warrants.

8.	CONDITIONAL OR CONTINGENT OFFERS. We will not accept any alternative, conditional or contingent tenders.

9.	IMPORTANT TAX INFORMATION. You should refer to “Material U.S. Federal Income Tax Consequences” in the Exchange Offer, which contains important tax information. We encourage you to consult with your own legal, accounting and tax advisors if you have questions about your financial or tax situation.

By delivering this Election Form, I understand and agree that:

(1) I have received a copy of the Exchange Offer, dated December 2, 2010, and agree to be bound by all of the terms and conditions of the Exchange Offer.

(2) I understand that, upon acceptance by Cardium Therapeutics, Inc., my election to participate will constitute a binding agreement between Cardium Therapeutics and me with respect to all of my eligible warrants that are accepted for cancellation and exchange, unless I return a validly completed Notice of Withdrawal with respect to my eligible warrants before the expiration date.

(3) I understand that if I validly tender any of my eligible warrants for exchange, and such eligible warrants are accepted for cancellation and exchange, I will receive one new share of common stock for every three eligible warrants that I tender, and I will lose all of my rights to purchase any shares under such eligible warrants.

(4) I understand that, as described in the sections “Conditions of the Offer” and “Extension of Offer; Termination; Amendment” in the Exchange Offer, Cardium Therapeutics may extend, amend, withdraw or terminate the Exchange Offer and postpone its acceptance and cancellation of my eligible warrants that I have tendered for exchange. In any such event, I understand that the eligible warrants tendered for exchange but not accepted will be returned to me and remain in effect with their current terms and conditions.

(5) I understand that my elections will survive my death or incapacity and will be binding upon my heirs, personal representatives, successors and assigns.

Please sign this Election Form in the same manner as your name is registered in the warrant agreement relating to your eligible warrants and return it to Cardium Therapeutics at the mailing address below.

Signature	Cardium Therapeutics, Inc. 12255 El Camino Real, Suite 250 San Diego, California 92130 Attention: Dennis M. Mulroy

Print Name